FORM OF SUBLICENSE AGREEMENT

This Sublicense Agreement (the Agreement) is made as of September 14, 2026 (Effective Date), by and between Columbia Management Investment Advisers, LLC (Columbia), a Minnesota limited liability company, and Columbia Hamilton Lane Growth Innovation Fund (the Fund), a business trust established under the laws of the Commonwealth of Massachusetts.

RECITALS

WHEREAS, pursuant to that certain Trademark License Agreement dated September 14, 2026 (as amended from time to time, the License Agreement) between Hamilton Lane Advisors, LLC (Hamilton Lane) and Columbia, Columbia obtained a license to use certain trade names, trademarks, service marks and other source indicia (collectively, HL Trademarks) listed on Exhibit A hereto, in connection with one or more investment vehicles that seeks to invest in certain Hamilton Lane investment products; and

WHEREAS, Columbia has the right pursuant to the License Agreement to sublicense its rights thereunder to the Fund; and

WHEREAS, the Fund wishes to use the HL Trademarks;

WHEREAS, Columbia wishes to grant a sublicense to the Fund for the use of the HL Trademarks;

NOW THEREFORE, the parties agree as follows:

1. Grant of Sublicense. Subject to the terms and conditions of this Agreement and the License Agreement, Columbia hereby grants to the Fund a non-exclusive, non-transferable, royalty-free, revocable, limited sublicense to use the HL Trademarks to offer, market, promote, manage and operate the Fund. For clarity, such sublicense includes, but is not limited to, (i) incorporating one or more HL Trademarks in the Fund’s name; and (ii) using the HL Trademarks in the Fund’s registration statements, internal and external (published) marketing/advertising materials, and communications of the Fund.

2. Quality Control. The Fund shall use the HL Trademarks: (i) in good faith, in a dignified manner; (ii) in compliance with, and with all notices and legends required by, all applicable laws and regulations or as reasonably requested by Columbia, (iii) in connection with materials, activities, products, and services that maintain at all times the high levels of quality associated with Hamilton Lane’s use of the HL Trademarks prior to the Effective Date (provided that, for clarity, a decline in the investment performance of the Fund, standing alone, shall not constitute a breach of this Section 2); and (iv) in compliance with Hamilton Lane’s trademark and brand identity guidelines that are in effect as of the Effective Date or adopted thereafter, in each case, as are provided in writing to the Fund from Columbia from time to time; provided that the Fund shall have a reasonable transition period, no shorter than 60 days from receipt of any modified guidelines, to comply with any modified guidelines. Without limiting any provision in this Section 2, the Fund shall not (a) modify, alter or edit any HL Trademark without Columbia’s prior written approval for each such modification and (b) use any HL Trademark or Hamilton Lane-related descriptions or disclosures in any publicly available or external-facing manner except (x) pursuant to forms of informational materials provided by Columbia to the Fund, (y) using substantially similar descriptions or disclosures in informational materials similar to those provided by Columbia to the Fund, or (z) with

Columbia’s prior written approval; provided that, in each case, (i) the Fund acknowledges and agrees that Columbia’s prior written approval is subject to Hamilton Lane’s prior written approval under the License Agreement and (ii) once initial approval is granted for any use of the HL Trademarks, the Fund need not re-submit future identical uses of the HL Trademarks unless Columbia provides written notice revoking such approval (including pursuant to Hamilton Lane’s revocation rights under the License Agreement).

3. Ownership of HL Trademarks. The Fund acknowledges and agrees that the HL Trademarks, and any translations, derivations or modifications thereof, and all goodwill arising from or associated with any of the foregoing, are and shall remain the exclusive property of Hamilton Lane. Except for the sublicense granted in Section 1, Hamilton Lane reserves all rights in and to the HL Trademarks, and this Agreement shall not be construed to transfer to the Fund any ownership or other right or interest in or to the HL Trademarks. Without limiting the foregoing, all goodwill arising from the use of any HL Trademark, including as part of the Fund’s name shall inure exclusively to the benefit of Hamilton Lane. The Fund shall not, by use of any HL Trademark (including as part of the Fund’s name) or otherwise, acquire any ownership interest in any HL Trademark or in any combination mark or composite mark arising from the Fund’s name, and the Fund hereby disclaims any such ownership interest.

4. Termination. This Agreement shall terminate automatically if (a) the License Agreement terminates, or (b) Columbia or an affiliate of Columbia ceases to exercise investment discretion over the Fund in its capacity as manager, investment adviser, trustee, or other comparable capacity. Columbia shall notify the Fund as soon as reasonably practicable of the occurrence of an event described in (a) above. Further, the Fund acknowledges and agrees that Columbia may revoke the Fund’s rights granted under the Agreement with respect to specific uses of the HL Trademarks (without terminating the Agreement in its entirety), pursuant to Hamilton Lane’s revocation rights under the License Agreement. Upon termination of this Agreement or the License Agreement, the Fund’s right to use the HL Trademarks shall terminate immediately and the Fund shall take all necessary action to remove the HL Trademarks from any Fund material as soon as reasonably practicable, and in no event later than thirty (30) days after notice of termination. Upon Columbia’s revocation of the rights granted hereunder with respect to specific uses, the Fund shall cease use of the HL Trademarks solely in connection with such use as soon as reasonably practicable, and in no event later than fourteen (14) days after receipt of Columbia’s notice of such restriction. Notwithstanding the foregoing, the Fund may continue to use the HL Trademarks in registration statements, shareholder reports, prospectuses, statements of additional information, financial statements, tax filings, books and records, and other regulatory, legal, compliance, accounting, historical or informational disclosures to the extent required by applicable law or regulation or as requested by a regulator.

5. Indemnification. The Fund shall indemnify and hold harmless Columbia, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively, claims) that arises out of or relates to (a) any breach of this Agreement by the Fund or (b) the Fund’s use of the HL Trademarks, except to the extent such claims result from the actions or omissions of Columbia or its affiliates. The provisions of this section shall survive termination of this Agreement.

6. Assignment. The Fund will not make, or purport to make, any assignment or other transfer of this Agreement.

7. Amendment. No other provision of this Agreement may be waived, altered, or amended except by written agreement of the parties; provided that the Fund acknowledges and agrees that Columbia may not amend this Agreement without Hamilton Lane’s prior written approval under the License Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof; provided that, nothing in this Agreement shall limit or supersede the terms of the License Agreement.

9. Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall) be construed and interpreted under the laws of the Commonwealth of Massachusetts.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

Columbia Management Investment Advisers, LLC	Columbia Hamilton Lane Growth Innovation Fund

Name:	Name:
Title:	Title:

Exhibit A

HL Trademarks:

HAMILTON LANE

HL

[Exhibit A]